Exhibit 10.5

DTE ENERGY COMPANY Annual Incentive Plan Restated Effective July 1, 2022 Purpose

The DTE Energy Company Annual Incentive Plan (“Plan”) was originally established in 1997 to reward eligible employees of DTE Energy Company (“DTE”) and its Subsidiaries for accomplishing financial and strategic objectives that improve DTE’s operating results and position DTE for long-term profitability and successful individual performance. DTE has amended the Plan in the past and is again amending and restating the Plan to reflect the Plan’s updated purposes and provisions.

Definitions

“Administrator” means the Committee or the Chief Executive Officer of DTE, to the extent the Committee has delegated responsibilities to the Chief Executive Officer as provided under “Administration and Amendment.”

“Award” means, with respect to a Plan Year, the applicable percentages (e.g., target, minimum and maximum percentages), Performance Measures, and weights and performance levels for each Performance Measure as established by the Administrator in writing and communicated to each Participant for that Plan Year.

“Board” means the Board of Directors of DTE.

“Change in Control” for purposes of the Plan will have occurred if any of the following events occurs:
1.The consummation of a transaction in which DTE is merged, consolidated or reorganized into or with another corporation or other legal person (the “Surviving Entity”), and as a result of the transaction less than 55% of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors ("Voting Stock") of the Surviving Entity immediately after the transaction is held in the aggregate by the holders of Voting Stock of DTE immediately prior to the transaction;
2.The consummation of a sale or transfer in which DTE sells or otherwise transfers all or substantially all of its assets to another corporation or other legal person (the “Acquiring Entity”), and as a result of the sale or transfer less than 55% of the combined voting power of the then-outstanding Voting Stock of the Acquiring Entity immediately after the sale or transfer is held in the aggregate (directly or through ownership of Voting Stock of DTE or a Subsidiary) by the holders of Voting Stock of DTE immediately prior to the sale or transfer;
3.The approval by the shareholders of DTE of a complete liquidation or dissolution of DTE.
July 1, 2022 Restatement DTE Energy Company Annual Incentive Plan – Page 1 of 5

“Change in Control Award” means an Award for a Plan Year ending before a Change in Control occurs or an Award for a Plan Year in which a Change in Control occurs.

“Committee” means the Organization and Compensation Committee of the Board. If required by the listing rules of any domestic stock exchange on which DTE stock is listed, the Committee will be composed solely of individuals who are "Non-Employee Directors" as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934 and who satisfy any other applicable requirements under the listing exchange’s rules.

“Disability” means a Participant’s eligibility to receive benefits under a long-term disability plan sponsored by DTE or a Subsidiary.

“Participant” means any employee of DTE or a Subsidiary selected by the Administrator to receive an Award for that Plan Year.

“Performance Measure” is an objective determined by the Administrator (in its discretion) to be applicable to a Participant with respect to an Award. The Performance Measures may differ from Participant to Participant and from Award to Award. Any criteria used may be measured, as applicable, in absolute or relative terms (including passage of time and/or against another company or companies), on a per share basis, against the performance of DTE as a whole, of any Subsidiary, or of a division of DTE or a Subsidiary, and on a pre-tax or after-tax basis. A Performance Measure measures performance for a Plan Year.

“Plan Year” means the calendar year.

“Retirement” means a Participant’s termination of employment with DTE and all Subsidiaries (a) at or after age 55 with at least 10 years of service with DTE and all Subsidiaries or (b) at or after age 65.

“Subsidiary” means a corporation, partnership, joint venture, limited liability company, unincorporated association or other entity in which DTE has a direct or indirect ownership or other equity.

Annual Award Procedures

For each Plan Year, the Administrator will establish and report to the Board the specific criteria for eligibility, the type and timing of Awards and the manner of payment of Awards, the Performance Measures and related weights to be used in computing Award amounts, and the performance levels for each Performance Measure. The Administrator will then notify each Participant of the terms of the Participant’s Award for that Plan Year.

July 1, 2022 Restatement DTE Energy Company Annual Incentive Plan – Page 2 of 5

Award Payment

Awards for a Plan Year are not payable until the Administrator has certified that the Performance Measures and levels entitling a Participant to payment have been satisfied. The Administrator reserves the right to increase or decrease the amount payable under any Award or to cancel any outstanding Award if, in the Administrator’s sole discretion, the Administrator determines that the adjustment or cancellation is in DTE’s best interests.

The maximum amount that may be paid to any Participant under an Award for a single Plan Year is $6,000,000.

The payment, if any, under an Award will be made as soon as practicable following certification by the Administrator, but in no event later than the end of the Plan Year following the Plan Year for which the Award was made.

Forfeiture of Award Payment

A Participant whose employment with DTE and all Subsidiaries terminates before payment is made under an Award for a Plan Year forfeits any Award to which the Participant may have been entitled for that Plan Year. However, if the Participant’s employment terminates during a Plan Year because of the Participant’s Retirement, Disability, or death, the Participant (or the Participant’s beneficiary, in the event of the Participant’s death) will be eligible to receive:
1.    payment of any Award for a completed Plan Year not yet paid as of the Participant’s termination date; and
2.    a pro-rata portion of the Award the Participant would have received for the Plan Year in which the Participant’s employment terminated.

The amount paid under (2), above, will be:
•the amount of the Award that would have been payable if the Participant’s employment had not terminated, based on actual attainment of applicable Performance Measures as certified by the Administrator, times
•a fraction, the numerator of which is the number of days in the Plan Year to which the Award relates before the Participant’s termination date, and the denominator of which is 365.

The pro-rata portion of the Award is subject to reduction in the Administrator’s sole discretion based on the Participant's individual performance during the Participant’s period of employment during the Plan Year of termination.

Any payment of an Award made to a Participant whose employment terminated because of the Participant’s Retirement, Disability, or death will be made at the time the payment would have been made if the Participant’s employment had not terminated.
July 1, 2022 Restatement DTE Energy Company Annual Incentive Plan – Page 3 of 5

Beneficiary

Any Award payable after the Participant’s death will be paid:

1.    to the beneficiary designated by the Participant for any group life insurance provided by DTE or a Subsidiary on the Participant’s life; or
2.    if the Participant has not designated a beneficiary for any group life insurance provided by DTE or a Subsidiary, to the Participant’s estate.

Change in Control Awards

This section supersedes any conflicting provision of the Plan.

After a Change in Control occurs, no certification of Performance Measures and levels is required for any Change in Control Award. The amount of the Change in Control Award earned is the greater of the amount that would have been payable on attainment of:
1.target performance level for each Performance Measure; or
2.actual performance level for each Performance Measure,

using performance through the date the Change in Control occurred for purposes of determining actual levels of performance.

No Change in Control Award may be reduced by the Administrator, modified or canceled.

The Plan may not be terminated or substantially modified in a way that adversely affects any Change in Control Award without the affected Participant's written consent.

Administration and Amendment

The Committee is the Administrator and administers the Plan. The Committee has the authority to interpret the provisions of the Plan and prescribe any regulations relating to its administration. The decisions of the Committee with respect to the administration of the Plan are conclusive, subject to any limitations on the Committee's action imposed by the terms of the Plan or any Award.

The Committee, in its discretion, may delegate to the Chief Executive Officer of DTE all or part of the Committee’s authority and duties as the Administrator with respect to Awards to individuals who are not subject to the reporting and other provisions of Section 16 of the Securities Exchange Act of 1934, as amended. The Committee may revoke or amend the terms of a delegation at any time. However, any revocation or amendment of a delegation does not invalidate any prior actions of the Chief Executive Officer acting under a prior delegation from the Committee that were consistent with the terms of the Plan and the prior delegation.
July 1, 2022 Restatement DTE Energy Company Annual Incentive Plan – Page 4 of 5

The Board reserves the right to amend, suspend or terminate the Plan at any time.

Funding Status

Benefits under the Plan are payable solely from the general assets of DTE and remain unfunded and unsecured (under the Internal Revenue Code and Title I of the Employee Retirement Income Security Act of 1974, as amended) during the entire period of the Plan's existence. Each Participant and the Participant's beneficiary are merely general creditors of DTE and the obligations of DTE under the Plan are contractual and are not funded or secured in any way. However, nothing in the Plan precludes DTE from segregating assets that are intended to be a source of payment of benefits under the Plan, as long as those assets remain subject to the general creditors of DTE.

Additional Provisions

Non-Alienability and Non-Transferability
No Participant and no beneficiary of a Participant may alienate, assign, transfer, pledge, or encumber the Participant’s or beneficiary’s right to payment of any benefit under the Plan or subject the right to payment of any benefit under the Plan to execution, attachment, or any similar process. A Participant’s account cannot be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, whether voluntary or involuntary, including but not limited to any liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Participant. Any attempted assignment, pledge, levy or similar process is null and void and without effect.

Governing Law
The Plan is governed by the laws of the State of Michigan, except for its choice-of-law provisions.

Effect on Employment
Participation in the Plan does not guarantee a Participant continued employment with DTE or any Subsidiary.

Participation in the Plan does not affect a Participant’s eligibility to participate in any other benefit or incentive plan of DTE or any Subsidiary. Treatment of any income realized as a result of the payment of any Award under the Plan for purposes of any employee retirement benefit plan sponsored by DTE or a Subsidiary, insurance, or other employee benefit program will be governed by the terms of the other plan or program.

Acceptance of Award
By accepting an Award under the Plan, a Participant and the Participant’s successor in interest or personal representative is conclusively deemed to have indicated acceptance or ratification of, and consent to, any action taken under the Plan by the Administrator.
July 1, 2022 Restatement DTE Energy Company Annual Incentive Plan – Page 5 of 5